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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 10, 1996



                             EqualNet Holding Corp.
               (Exact name of registrant as specified in charter)




         Texas                    0-25482                   76-0457803
(State of Incorporation)    (Commission File No.)        (I.R.S. Employer
                                                        Identification No.)



1250 Wood Branch Park Drive
       Houston, Texas                                        77079
(Address of Principal Executive Offices)                  (Zip Code)




       Registrant's telephone number, including area code: (713) 556-4600


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                        Exhibit Index Appears on Page 4

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ITEM 5.     OTHER EVENTS

PRESS RELEASE

         On May 10, 1996, EqualNet Holding Corp. (the "Company") issued a press release that contained forward looking statements and announced expected results for its third fiscal quarter ended March 31, 1996. The Company announced that net sales for the fiscal quarter ended March 31, 1996, were $19.2 million, compared to $21.6 million for the same quarter of the previous fiscal year. The Company attributed the reduction in sales revenue to difficulties in the transition from its original NetBase operating system to the NetBase Plus operating system and noted it began reverting to the original NetBase system late in the third quarter.

         The Company reported that it expects earnings before interest, taxes, depreciation, amortization and additional charges for the third quarter to be $1,324,786, compared to $1,298,820 in the same quarter of the previous fiscal year. However, the Company reported that it expects a net loss for the quarter of $6.4 million, or $1.07 per share, which includes an additional pre-tax charge of approximately $7.5 million or approximately $1.00 per share on an after tax basis. This charge relates primarily to a write down of NetBase Plus assets, revised estimates of uncollectible receivables, additional write-offs of acquired customer traffic as the result of continued higher than expected attrition rates, and recognition of allowances for certain contingent liabilities.

         The Company also noted that although the Company's primary underlying carrier has improved provisioning times in the past 90 days, provisioning delays have continued to result in customer attrition. Such attrition, together with the delays in information from the NetBase Plus operating system, have adversely affected the collection of customer accounts receivable.

         A copy of the Company's press release dated May 10, 1996, which describes the foregoing is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.


CAUTIONARY STATEMENTS

         The Company's expectations with respect to future results of operations embodied in oral and written forward looking statements made in connection with the press release filed in this Current Report on Form 8-K are subject to the following risks and uncertainties that must be considered when evaluating the likelihood of the Company's realization of such expectations:

        Attrition Rates - In the event that the Company's attrition rates continue at the current rate either as a result of increased provisioning times by its underlying carrier, the purchase of poor performing traffic, or the inability to properly manage the existing




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        customer base due to transitional difficulties to the NetBase system from the NetBase Plus system, additional charges that affect earnings may be incurred.

        Dependence on Independent Marketing Agents - The Company has a small internal sales force and obtains a significant majority of its new customers from the Company's network of Independent Marketing Agents ("Agents"). EqualNet's near-term ability to expand its business depends upon whether it can continue to maintain favorable relationships with existing Agents and recruit and establish new relationships with additional Agents. Should the return to the original NetBase system not improve the exchange of information between the Company and its Agents, no assurances can be made as to the willingness of the existing Agents to continue to provide new orders to the Company or as to the Company's ability to attract and establish relationships with new Agents.

        Inability to Collect Accounts Receivable - In the event that the Company's bad debt experience continues at the current rate either as a result of the purchase of poor performing traffic or the inability of the Company to properly manage existing customer receivables due to transitional difficulties from the NetBase Plus system to the NetBase system, additional charges that affect earnings may be incurred. In addition, the inability to collect past due receivables could have a material adverse impact upon the Company's liquidity and cash flow.

        Dependence on AT&T and Other Facilities-Based Carriers - The Company does not own transmission facilities and currently depends primarily upon AT&T and to a lesser extent upon Sprint to provide it with the telecommunications services that it resells to its customers and the detailed information upon which it bases its customer billings. EqualNet's near-term ability to expand its business depends upon whether it can continue to maintain favorable relationships with AT&T and Sprint. Although the Company believes that its relations with AT&T and Sprint are good and should remain so with continued contract compliance, the termination of the Company's current contracts with either AT&T or Sprint or the loss of the telecommunications services that the Company receives from AT&T or Sprint could have a material adverse effect on the Company's results of operations and financial condition.

        This dependence on the Company's primary carrier further manifested itself during the quarter ending March 31, 1996, as continued delays in provisioning (activating new customers) by the carrier continued to result in a backlog of customers who would otherwise have been on the Company's service and billing. The carrier has taken certain steps to decrease the provisioning time; however, no assurances can be made as to how quickly the remaining backlog will be reduced or that similar delays will not occur in the future.

        Carrier Commitments - The Company has significant commitments with its two primary carriers to resell long distance services. The Company's contracts with its carriers contain penalty clauses that could materially and adversely impact the




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        Company should the Company fail to meet its commitments.  The Company has from time to time failed to meet its commitment levels under particular contracts and is currently in a shortfall situation with the AT&T and Sprint contracts; however, the Company has historically been able to negotiate a settlement with the carrier which resulted in no penalty being incurred by the Company. No assurances can be made that the Company will be able to reach similar favorable settlements with its carriers should it continue to fail to meet its commitments.

        In recent years, AT&T, MCI Communications Corporation ("MCI") and Sprint have consistently followed one another in pricing their long distance products. If MCI and Sprint were to lower their rates for long distance service and AT&T did not adopt a similar price reduction, adverse customer reaction could affect the Company's ability to meet its commitments under the AT&T contract which could materially adversely affect the Company.

        Inability to Transition Customer Bases Obtained through Acquisition - As the Company expands its customer base through acquisitions, it may experience increased attrition as a result of underlying deficiencies in the acquired customer base and difficulties incurred in connection with the transition of such customer bases onto the EqualNet operating system.

        Developmental and Transitional Problems with NetBase - NetBase Plus(R), the Company's second generation customer management system, was not able to meet the operating requirements of the Company. As a result, the Company began reverting to the original NetBase operating system late in the fiscal third quarter. To the extent that the Company experiences significant growth, the existing NetBase operating system may reach technical limitations and hinder reporting visibility to management as well as cause a decline in customer service, thereby impacting attrition levels and therefore results of operations.

        Relationships With State Regulatory Agencies - EqualNet's intrastate long distance telecommunications operations are subject to various state laws and regulations, including prior certification, notification or registration requirements. The Company must generally obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. The Company is presently responding to consumer protection inquiries from seven states. Management believes these inquiries will be resolved satisfactorily, though settlement offers may be made or accepted in instances where it is determined to be cost effective. During the quarter ended March 31, 1996, the Company recorded an accrual for such estimated settlements. No assurances can be made however, that additional states will not begin inquiries or that the current accrual will be sufficient to provide for existing or future settlements. Failure to resolve inquiries satisfactorily or reach a settlement with the regulatory agencies could, in the extreme, result in the inability of the Company to provide long distance service in the jurisdiction requiring regulatory certification. Any failure to




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        maintain proper certification could have a material adverse effect on the Company's business.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits.

         The following documents are filed as exhibits to this report in accordance with Item 601 of Regulation S-K.

         99.1 Press release of EqualNet Holding Corp. dated May 10, 1996.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                            EQUALNET HOLDING CORP.


Dated: May 10, 1996                         By:    /s/ Michael L. Hlinak
                                            ------------------------------
                                            Michael L. Hlinak
                                            Senior Vice President
                                            and Chief Financial Officer





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                       INDEX TO EXHIBITS

Exhibit                                                                Page
Number                           Exhibit                              Number
- - ------                          ----------                            ------
99.1    Press release of EqualNet Holding Corp. dated May 10, 1996.     8

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